PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 27, 1997)

                                 CITICORP [LOGO]


          U.S. $7,000,000,000 Global Medium-Term Senior Notes, Series C
       U.S. $2,000,000,000 Global Medium-Term Subordinated Notes, Series C
                Due from 9 Months to 60 Years from Date of Issue

     Citicorp is offering hereby from time to time its Global Medium-Term Senior Notes, Series C (the "Senior Notes") and its Global Medium-Term Subordinated Notes, Series C (the "Subordinated Notes", and together with the Senior Notes, the "Notes"). The Notes offered by this Prospectus Supplement are offered in the United States. The Senior Notes are offered in an aggregate principal amount of up to U.S. $7,000,000,000 (including, in the case of Senior Notes denominated in a foreign currency, the equivalent thereof at the Market Exchange Rate (as defined herein) on the date of sale of such Senior Notes (the "Trade Date")), subject to reduction as a result of the sale by Citicorp outside the United States of Citicorp's Global Medium-Term Senior Notes, Series D. The Subordinated Notes are offered in an aggregate principal amount of up to U.S. $2,000,000,000 (including, in the case of Subordinated Notes denominated in a foreign currency, the equivalent thereof at the Market Exchange Rate on the applicable Trade
Date), subject to reduction as a result of the sale by Citicorp outside the United States of Citicorp's Global Medium-Term Subordinated Notes, Series D. See "Description of Notes" and "Plan of Distribution of Notes" herein. Each Note shall have a term to Stated Maturity from 9 months to 60 years from its date of original issuance (each, an "Issue Date"), as selected by the initial purchaser and agreed to by Citicorp or as determined by Citicorp prior to its Issue Date.

     The Senior Notes are unsecured obligations of Citicorp and the Subordinated Notes are unsecured and subordinated obligations of Citicorp as described in the accompanying Prospectus under "Description of Notes". Unless otherwise provided in the applicable Pricing Supplement, payment of the principal of the Subordinated Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of Citicorp. There is no right of acceleration of payment of the Subordinated Notes in the case of a default in the performance of any covenant of Citicorp, including the payment of principal or interest. See "Description of Notes--Defaults; Events of Default" in the Prospectus.
                                                        (Continued on next page)

THESE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE


===================================================================================================================================
                              Price to                   Agents' Commissions                  Proceeds to
                              Public (1)                    or Discounts (2)                 Company (2) (3)
===================================================================================================================================
Per Note...................    100%                       .125%-3.00%                        99.875%-97.00%
-----------------------------------------------------------------------------------------------------------------------------------
Total (4)..................    $9,000,000,000             $11,250,000-$270,000,000           $8,988,750,000-$8,730,000,000
===================================================================================================================================

1. Unless otherwise indicated in a pricing supplement, Notes will be issued at 100% of their principal amount.
2. Citicorp will pay Bear, Stearns & Co. Inc., Citicorp Securities, Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Salomon Brothers Inc, Smith Barney Inc. and UBS Securities LLC, as agents, and such other agents as may be named from time to time (the "Agents"), a commission (or grant a discount) ranging from .125% to 3.00% of the principal amount of any Note, depending on its Stated Maturity and the type of purchaser, sold through any such Agent, acting as Agent (or sold to any such Agent as principal in circumstances in which no other discount is agreed), except, in the case of Notes sold through retail distribution, as otherwise agreed to by Citicorp and such Agent and as set forth in a pricing supplement. Citicorp also may sell Notes to any Agent, as principal, for resale to one or more investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent, or, if so agreed, at a fixed public offering price.
3.  Before deducting expenses payable by Citicorp.
4.  Or the equivalent thereof in other currencies or currency units.

                             ----------------------

Bear, Stearns & Co. Inc.                                     Merrill Lynch & Co.
Citicorp Securities, Inc.                             Morgan Stanley Dean Witter
Credit Suisse First Boston                              PaineWebber Incorporated
Donaldson, Lufkin & Jenrette                                Salomon Brothers Inc
   Securities Corporation                                      Smith Barney Inc.
Goldman, Sachs & Co.                                              UBS Securities
Lehman Brothers
                             ----------------------

            The date of this Prospectus Supplement is August 27, 1997

(Continued from cover page)

      Notes will be sold in issues (each, an "Issue") consisting of one or more Notes of like tenor and having the same Issue Date. Certain terms of each Issue of Notes will be established by Citicorp at the time of issuance and will be set forth in a related supplement accompanying this Prospectus Supplement (each such supplement, a "Pricing Supplement"), including, without limitation, the interest rate or interest rate index, if any, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Specified Currency, issue price, Issue Date, Stated Maturity, Interest Payment Dates, the Spread and/or Spread Multiplier, if any, the public offering price, redemption or sinking fund provisions, if any and the Agent for the Notes being offered and its compensation (each of the foregoing capitalized terms being defined herein). Unless otherwise indicated in the applicable Pricing Supplement, the Notes, except Zero-Coupon Notes (as defined herein) will bear interest at a fixed rate or a rate or rates determined by reference to an interest rate index or other formula, as indicated in the applicable Pricing Supplement. For a description of certain interest rate indices see "Description of Notes--Floating Rate Notes" herein. Zero-Coupon Notes will be issued at a discount from the principal amount payable at Maturity (as defined herein) thereof, and Holders of such Notes will not receive periodic payments of interest.

      The Notes may be subject to optional redemption, or obligate Citicorp to redeem or purchase the Notes pursuant to sinking fund or analogous provisions or at the option of the Holder thereof, in each case as indicated in the applicable Pricing Supplement. See "Description of Notes--General". The Notes may also be issued with the principal amount thereof payable at Maturity and the interest payable thereon to be determined by reference to one or more financial or other indices ("Indexed Notes"), as specified in the applicable Pricing Supplement.

      The Notes will be represented by one or more permanent global Notes, registered in the name of The Depository Trust Company, as Depositary (the "Depositary"), or a nominee of the Depositary (each beneficial interest in a permanent global Note being referred to herein as a "Book-Entry Note") or, if so specified in the applicable Pricing Supplement, will be issued in definitive form. Book-Entry Notes will only be evidenced by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein under "Description of Notes--Book-Entry Notes", owners of Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and the Depositary, and not the owners of beneficial interests in the Notes, will be considered the Holders thereof.

      Unless otherwise provided in the applicable Pricing Supplement, the Notes will be issued in fully registered form in denominations of U.S. $50,000 and integral multiples of U.S. $1,000 in excess thereof.

      The Notes are offered on a continuous basis by Citicorp through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. Citicorp may also sell Notes to any Agent acting as principal for resale to one or more investors and other purchasers. Citicorp also has reserved the right to sell Notes through additional agents or directly to investors on its own behalf. No commission will be payable nor will a discount be allowed on any direct sales by Citicorp. The Notes will not be listed on any securities exchange, unless otherwise indicated in the applicable Pricing Supplement, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. Citicorp reserves the right to withdraw, cancel or modify the offer made hereby without notice. Citicorp or any Agent may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution of Notes" herein. This Prospectus Supplement and Prospectus may be used by Citicorp Securities, Inc. ("CSI"), a wholly owned subsidiary of Citicorp, in connection with offers and sales related to secondary market transactions in the Notes. CSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

      No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus Supplement, any Pricing Supplement or the Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Citicorp or the Agents. This Prospectus Supplement, any Pricing Supplement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby nor do they constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus Supplement, any Pricing Supplement and the Prospectus at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

      CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. SEE "PLAN OF DISTRIBUTION OF NOTES" HEREIN.

                                TABLE OF CONTENTS
                              Prospectus Supplement

                                                                      Page No.

Description of Notes...................................................   S-4
  General..............................................................   S-4
  Interest.............................................................   S-5
  Fixed Rate Notes.....................................................   S-6
  Floating Rate Notes..................................................   S-6
  Book-Entry Notes.....................................................  S-12
United States Taxation.................................................  S-14
  United States Holders................................................  S-14
  Payments of Interest.................................................  S-15
  Original Issue Discount..............................................  S-15
  Notes Purchased at a Premium.........................................  S-17
  Purchase, Sale and Retirement of Notes...............................  S-17
  Backup Withholding and Information Reporting.........................  S-17
Plan of Distribution of Notes..........................................  S-18
Validity of the Notes..................................................  S-19

                                   Prospectus
Available Information..................................................     3
Incorporation of Certain Documents by Reference........................     3
Citicorp...............................................................     3
  Holding Company......................................................     4
Use of Proceeds........................................................     4
Ratios of Income to Fixed Charges......................................     5
Description of Notes...................................................     5
  General..............................................................     5
  Form, Exchange, Registration and Transfer............................     7
  Payment and Paying Agents............................................     9
  Temporary Global Notes...............................................    10
  Permanent Global Notes...............................................    11
  Limitations on Liens on Stock of Citibank............................    11
  Defaults; Events of Default..........................................    11
  Meetings, Modification and Waiver....................................    13
  Consolidation, Merger and Sale of Assets.............................    14
  Assumption of Obligations............................................    14
  Notices..............................................................    15
  Title................................................................    15
  Replacement of Notes and Coupons.....................................    15
  Defeasance and Covenant Defeasance...................................    15
  Subordination........................................................    16
  Governing Law........................................................    17
  Concerning the Trustees..............................................    17
  Limitations on Issuance of Euro-Notes................................    17
Foreign Currency Risks.................................................    19
  General..............................................................    19
  Exchange Rates and Exchange Controls.................................    19
Plan of Distribution...................................................    20
Validity of Securities.................................................    21
Experts................................................................    21

                              DESCRIPTION OF NOTES

      The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of Notes set forth under the heading "Description of Notes" in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not defined herein have the meanings assigned to such terms in the accompanying Prospectus and the Senior Indenture, in the case of Senior Notes, and the Subordinated Indenture, in the case of the Subordinated Notes (each as defined below). The following description of the Notes will apply unless otherwise stated in the applicable Pricing Supplement.

General

      The Senior Notes offered hereby will be issued under the Indenture, dated as of September 1, 1989, between Citicorp and United States Trust Company of New York, as Trustee (the "Senior Trustee"), as supplemented by a First Supplemental Indenture dated as of September 25, 1990 between Citicorp and the Senior Trustee (such Indenture, together with such First Supplemental Indenture and any additional supplemental indentures thereto, is hereinafter referred to as the "Senior Indenture"). The Subordinated Notes offered hereby will be issued under the Indenture, dated as of April 1, 1991, between Citicorp and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee (the "Subordinated Trustee" and together with the Senior Trustee, the "Trustees"), as supplemented by the First Supplemental Indenture dated as of November 27, 1992 and the Second Supplemental Indenture dated as of December 17, 1996, each between Citicorp and the Subordinated Trustee (such Indenture, together with such First Supplemental Indenture, Second Supplemental Indenture and any additional supplemental indentures thereto, is hereinafter referred to as the "Subordinated Indenture"; the Subordinated Indenture together with the Senior Indenture, the "Indentures"; and each, an "Indenture"). The Senior Notes and the Subordinated Notes each constitute a single series for purposes of the applicable Indenture and are limited to an aggregate principal amount of up to U.S. $7,000,000,000 in the case of the Senior Notes, and up to U.S. $2,000,000,000 in the case of the Subordinated Notes, subject to reduction as the result of the sale by Citicorp outside the United States of Citicorp's Global Medium-Term Senior Notes, Series D (in the case of the Senior Notes) and Citicorp's Global Medium-Term Subordinated Notes, Series D (in the case of the Subordinated Notes), or by or pursuant to action of Citicorp's Board of Directors, provided that no such reduction will affect any Note already issued or as to which an offer to purchase has been accepted by Citicorp. See "Plan of Distribution of Notes" herein. The foregoing limits, however, may be increased by Citicorp if in the future it determines that it may wish to sell additional Notes. The following description of the particular terms of the Notes applies to definitive Notes and to any permanent global Note or Notes representing Book-Entry Notes. For a description of special provisions that apply to Book-Entry Notes, see "Book-Entry Notes" below.

      The Senior Notes will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes will be unsecured and will rank pari passu with all other unsecured and subordinated indebtedness of Citicorp other than subordinated indebtedness as to which, in the instrument evidencing or creating the same or pursuant to which the same is outstanding, it is provided that such indebtedness is junior to the Subordinated Notes.

      The Notes will be issuable only in fully registered form and, unless otherwise provided in the applicable Pricing Supplement, the Notes will be issuable only in denominations of U.S. $50,000 and integral multiples of U.S. $1,000 in excess thereof.

      The Notes may be issued as Original Issue Discount Notes. An "Original Issue Discount Note" is a Note, including any Zero-Coupon Note, which is issued at a price lower than the amount payable at the Stated Maturity thereof and which provides that upon redemption or acceleration of the Stated Maturity thereof an amount less than the principal amount payable at the Stated Maturity thereof and determined in accordance with the terms thereof shall become due and payable. Original Issue Discount Notes, as well as certain other Notes offered hereunder, may, for United States federal income tax purposes, be considered "Discount Notes". Certain Holders of, or owners of beneficial interests in, Original Issue Discount Notes having a Stated Maturity of more than one year from their date of issue will have to include original issue discount in income as it accrues, generally before receipt of cash attributable to such income. Additional United States federal income tax consequences of the ownership of Discount Notes are described under "United States Taxation--Original Issue Discount" herein. A "Zero-Coupon Note" means a Note that does not bear interest prior to Maturity.

      The Notes may be issued as Indexed Notes, as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. The Pricing Supplement relating to an Issue of Indexed Notes will contain specific information pertaining to the method for determining the principal amount payable at Maturity, a historical comparison of the relative value, rate or price of the specified index, the face amount of the Indexed Note, certain additional tax considerations, and the manner of calculation of the amount principal or interest payable if the specified index is no longer calculated or published.

      The "Stated Maturity"' of an Issue of Notes shall be the date specified in the applicable Pricing Supplement as the fixed date on which the principal of such Notes is due and payable. The "Maturity" of an Issue of Notes shall be the date on which the principal of such Notes becomes due and payable, whether at Stated Maturity, by acceleration, redemption or otherwise.

      The applicable Pricing Supplement will indicate either that a Note cannot be redeemed prior to its Stated Maturity or that a Note will be redeemable at the option of Citicorp on or after a specified date prior to its Stated Maturity at a specified price or prices (which may include a premium), together with accrued interest to the date of redemption. In addition, the applicable Pricing Supplement will indicate whether Citicorp will be obligated to redeem or purchase a Note pursuant to any sinking fund or analogous provisions or at the option of the Holder thereof. If Citicorp will be so obligated, the applicable Pricing Supplement will indicate the period or periods within which and the price or prices at which the applicable Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation and the other detailed terms and provisions of such obligation.

      Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of and any premium and interest on such Notes will be made in U.S. dollars in the manner described in this Prospectus Supplement under "Book-Entry Notes" below and in the accompanying Prospectus under the caption "Description of Notes--Payment and Paying Agents".

      Payments of principal of and any premium and interest payable at Maturity on a Note denominated in U.S. dollars will be made in immediately available funds at the offices of Citibank, N.A. ("Citibank"), as Paying Agent (the "Paying Agent"), in the Borough of Manhattan, The City of New York, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures.

      The Notes may be presented for registration of transfer or exchange at the offices of Citibank in the Borough of Manhattan, The City of New York.

      For a description of the rights attaching to series of Notes under the applicable Indenture, see "Description of Notes" in the accompanying Prospectus. The provisions of the Indentures described under "Description of Notes--Defeasance and Covenant Defeasance" in the accompanying Prospectus apply to the Notes.

Interest

      Each Note, except a Zero-Coupon Note, will bear interest from and including its Issue Date or from and including the most recent Interest Payment Date (or, in the case of a Floating Rate Note with daily or weekly Interest Reset Dates, the day following the most recent Regular Record Date) with respect to which interest on such Note (or any predecessor Note) has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate index specified in the applicable

Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity. Interest will be payable generally to the Person in whose name a Note (or any predecessor Note) is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the Person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the second Interest Payment Date following the Issue Date of such Note to the registered owner on the Regular Record Date immediately preceding such Interest Payment Date.

      Each Note, except a Zero-Coupon Note, will bear interest at either (a) a fixed rate or rates (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate index or formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier, unless otherwise indicated in the applicable Pricing Supplement. Holders of Zero-Coupon Notes will receive no periodic payments of interest on such Notes.

      Unless otherwise specified in the applicable Pricing Supplement, interest shall accrue on the Notes of any Issue from the period beginning on and including the Issue Date of such Notes and ending on and excluding the first Interest Payment Date with respect to such Notes and each successive period beginning on and including each Interest Payment Date and ending on and excluding the next successive Interest Payment Date or at Maturity (each such period, an "Interest Period").

      In addition to any Maximum Interest Rate which may be applicable to any Note, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. The limit does not apply to Notes in which U.S. $2,500,000 or more has been invested.

Fixed Rate Notes

      The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Note. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be February 15 and August 15 of each year and at Maturity and the Regular Record Dates for Fixed Rate Notes will be the February 1 or August 1, as the case may be, next preceding such Interest Payment Dates. Unless otherwise indicated in the applicable Pricing Supplement, interest payments for Fixed Rate Notes shall be the amount of interest accrued to but excluding the relevant Interest Payment Date. Interest on such Notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, if any Interest Payment Date or the Maturity with respect to a Fixed Rate Note falls on a day that is not a Market Day (as defined below), payments due shall be made on the next succeeding Market Day as if they were made on the date such payments were due and no interest will accrue on the amounts so payable for the period from and after such Interest Payment Date or such Maturity, as the case may be.

Floating Rate Notes

      The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate index for such Floating Rate Note. Such index may be:
(a) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note"; (b) LIBOR, in which case such Note will be a "LIBOR Note"; (c) the Treasury Rate, in which case such Note will be a "Treasury Rate Note"; (d) the Certificate of Deposit Rate, in which case such Note will be a "CD Rate Note"; (e) the Federal Funds Effective Rate, in which case such Note will be a "Federal Funds Rate Note"; (f) the Prime Rate, in which case such Note will be a "Prime Rate Note"; (g) the Constant Maturity Treasury Rate, in which case such Note will be a "CMT Rate Note"; or (h) such other interest rate index or formula as is set forth in such Pricing Supplement. In addition, such Pricing Supplement will specify for each Floating Rate Note the following terms, if applicable:
Calculation Dates; Initial Interest Rate; Maximum Interest Rate; Minimum Interest Rate; Spread and/or Spread Multiplier; Interest Payment Dates; Regular Record Dates; Index Maturity; Interest

Determination Dates and Interest Reset Dates (each as defined below). "Spread" means the number of basis points, as specified in the applicable Pricing Supplement, as being applicable to the interest rate for a particular Floating Rate Note and "Spread Multiplier" means the percentage, as specified in the applicable Pricing Supplement, as being applicable to the interest rate for a particular Floating Rate Note.

      "Calculation Date" means the date, as specified in the applicable Pricing Supplement, on which the Calculation Agent is to calculate the interest rate for a Floating Rate Note.

      "Market Day" means (a) with respect to any Note, any day that is not a Saturday or Sunday and that, in The City of New York, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close and (b) with respect to LIBOR Notes only, any such day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each, an "Interest Reset Date"), as specified in the applicable Pricing Supplement. The interest rate in effect from the Issue Date of a Floating Rate Note to the first Interest Reset Date will be the "Initial Interest Rate"and will be set forth or calculated as described in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to Maturity of any installment of principal will be that in effect on the tenth day preceding the Maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day, the Interest Reset Date for such Floating Rate Note shall be the next succeeding Market Day, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

      "Interest Determination Date" means, with respect to any Note, the date, as specified in the applicable Pricing Supplement, as of which the rate of interest in effect on an Interest Reset Date will be determined. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for (a) a Floating Rate Note other than a Treasury Rate Note will be the second Market Day preceding such Interest Reset Date and (b) a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on a day which would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall be the first Market Day immediately following such auction date.

      If specified in the applicable Pricing Supplement, a Floating Rate Note may have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any Interest Period (a "Maximum Interest Rate") and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any Interest Period (a "Minimum Interest Rate").

      "Interest Payment Dates" means, with respect to any Note, the dates, as specified in the applicable Pricing Supplement, on which accrued interest on such Note is due and payable, provided, however, if an Interest Payment Date with respect to any Floating Rate Note (other than an Interest Payment Date occurring on Maturity) would otherwise be a day that is not a Market Day, such Interest Payment Date will be the next succeeding Market Day, except that, in the case of a LIBOR Note, if the next succeeding Market Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Market Day. If the Maturity with respect to any Floating Rate Note would otherwise fall on a day that is not a Market Day, any payments due shall be made on the next succeeding Market Day and no interest on such payments will accrue for the period from and after such Maturity. The "Regular Record Date" with respect to Floating Rate Notes shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Market Day.

      Unless otherwise indicated in the applicable Pricing Supplement, interest payments for a Floating Rate Note shall be the amount of interest accrued to, but excluding, the Interest Payment Date or Maturity; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which principal on any such Note is payable, will include interest accrued to and including the next preceding Regular Record Date.

      Accrued interest on any Floating Rate Note from its Issue Date or from the last date to which interest has been paid or duly provided for is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the Issue Date or from the last date to which interest has been paid or duly provided for, as the case may be, to the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such date by 360 (or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes).

      Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

      Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note. The "Calculation Agent" means the agent appointed by Citicorp to calculate interest rates under the circumstances specified below for Floating Rate Notes. Unless otherwise provided in an applicable Pricing Supplement, the Calculation Agent will be Citibank.

      Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (calculated as described below) of the rate quoted on a discount basis on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper". If such rate is neither published in H.15(519) by 9:00 A.M., New York City time, on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Commercial Paper Rate for that Interest Determination Date will be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on that Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose senior unsecured bond rating is "Aa", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

      "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                            D x 360
                     Money Market Yield = ------------- x 100
                                          360 - (D x M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

      "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate index is based, as indicated in the applicable Pricing Supplement. "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York. "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

      LIBOR Notes. Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

            (a) With respect to any Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either (i) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second Market Day immediately following such Interest Determination Date, which appear on the Reuters Screen LIBO Page (as defined below) as of 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page, or (ii) the rate for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second Market Day immediately following the Interest Determination Date that appears on the Telerate Page 3750 (as defined below) as of 11:00 A.M. on that Interest Determination Date. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks or a comparable display, as determined in the sole discretion of and selected by the Calculation Agent, of London interbank offered rates or major bank offered rates, as may be available from a similar service). "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page or pages as may replace such page on the system for the purpose of displaying London interbank offered rates of major banks). If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on Telerate Page 3750, as applicable, LIBOR for such Interest Determination Date will be determined as described in (b) below. The selection of the Reuters Screen LIBO Page or the Telerate Page 3750 shall be as specified in the applicable Pricing Supplement. If neither Reuters Screen LIBO or Telerate Page 3750 is specified in the applicable Pricing Supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

            (b) With respect to an Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Reuters Screen LIBO Page as specified in (a)(i) above, or on which no rate appears on the Telerate Page 3750 as specified in (a)(ii) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time on such Interest Determination Date at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Market Day immediately following such Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 and representative for a single transaction in such market at such time, are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the

      Calculation Agent. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the applicable Index Maturity commencing on the second Market Day immediately following such Interest Determination Date and in a principal amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

      Treasury Rate Notes. Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are neither published nor reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

      CD Rate Notes. Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate " means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If such rate is neither published in H.15(519) nor in Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the CD Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such Interest Determination Date.

      Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Interest Determination Date, the rate on that date for Federal Funds having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Effective Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is neither published in H.15(519) nor in Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Federal Funds Effective Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Effective Rate will be the Federal Funds Effective Rate in effect on such Interest Determination Date.

      Prime Rate Notes. Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable Pricing Supplement.

      Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen US PRIME1 Page for the Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

      CMT Rate Notes. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . .

Mondays Approximately 3:45 P.M.", under the column for the Index Maturity for
(i) if the Designated CMT Telerate Page is 7055, such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as set forth in the applicable Pricing Supplement, ended immediately preceding the week in which the related Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Index Maturity as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be such treasury constant maturity rate for the Index Maturity (or other United States Treasury rate for the Index Maturity) for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include an Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than such Index Maturity minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity and a remaining term to maturity closest to the Index Maturity and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

      "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

Book-Entry Notes

      Upon issuance, all Book-Entry Notes of the same Issue will be represented by one or more permanent global Notes (the "Global Notes"). Each Global Note will be deposited with, or on behalf of, the Depositary, located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary. Unless otherwise specified in the applicable Pricing Supplement, all Global Notes will be denominated in U.S. dollars only.

      Ownership of Book-Entry Notes will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of Book-Entry Notes by participants will only be evidenced by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee, as the case may be. Ownership of Book-Entry Notes by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer Book-Entry Notes.

      Citicorp has been advised by the Depositary that upon the issuance of a Global Note, and the deposit of such Global Note with or on behalf of the Depositary, the Depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the Book-Entry Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the soliciting Agent, or by Citicorp if such Notes are offered and sold directly by Citicorp.

      Payments of principal of and any premium and interest on Book-Entry Notes represented by Global Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and the Holder of the Global Notes representing such Book-Entry Notes. Such payments to the Depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of Citibank, as Paying Agent, in the Borough of Manhattan, The City of New York, provided that, in the case of payments of principal and any premium, the Global Notes are presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. None of Citicorp, the Trustees or any agent of Citicorp or either Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of Book-Entry Notes or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such Book-Entry Notes.

      Citicorp has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest in respect of a Global Note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. Payments by participants to owners of Book-Entry Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

      No Global Note described above may be transferred except as a whole by the Depositary for such Global Note to a nominee of the Depositary or by a nominee of the Depositary to another nominee of the Depositary.

      Book-Entry Notes represented by a Global Note are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies Citicorp that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (y) Citicorp in its sole discretion determines that such Book-Entry Notes shall be exchangeable for definitive Notes in registered form or (z) any event shall have happened and be continuing which, after notice or lapse of time, or both, would become an Event of Default with respect to such Notes. Any Global Note representing Book-Entry Notes that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $50,000 and integral multiples of U.S. $1,000 in excess thereof. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Book-Entry Notes.

      Except as provided above, owners of Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders of Notes for any purpose under the applicable Indenture, and no Global Note representing Book-Entry Notes shall be exchangeable, except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a Book-Entry Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the applicable Indenture. Each Indenture provides that the Depositary, as a Holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the applicable Indenture. Citicorp understands that under existing industry practices, in the event that Citicorp requests any action of Holders or an owner of a Book-Entry Note desires to give or take any action a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants owning the relevant Book-Entry Notes to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      The Depositary has advised Citicorp that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/ or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                             UNITED STATES TAXATION

      The following is a summary of the principal United States federal income tax consequences of the ownership and disposition of Notes by United States Holders. It deals only with Notes held as capital assets by initial purchasers and does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding Notes as a hedge or hedged against currency risks or as part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, as currently in effect, all of which are subject to change, possibly with retroactive effect. In particular, the discussion of original issue discount ("OID") is based in part on Treasury regulations under the OID and related provisions of the Code (the "regulations"). The discussion below applies only to Notes having a term of 30 years or less; the United States federal income tax consequences of ownership of Notes having a term in excess of 30 years will be discussed in the applicable Pricing Supplement. In addition, any special United States tax consequences of Indexed Notes or Notes providing for payments denominated in or determined by reference to a foreign currency will be discussed in the applicable Pricing Supplement.

      Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations, as well as the application of state or local laws or the laws of any other taxing jurisdiction.

United States Holders

      As used herein, "United States Holder" means a beneficial owner of a Note who or which is (i) a citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any political subdivision thereof, or (iii) a person otherwise subject to United States federal income taxation on a net income basis in respect of a Note.

Payments of Interest

      Interest on a Note, other than interest on a discount Note (as defined below) that is not "qualified stated interest" (as defined below) will be taxable to a United States Holder as ordinary interest income at the time it is accrued or is received depending on the United States Holder's method of accounting for tax purposes.

Original Issue Discount

      General. For United States federal income tax purposes, a Note, other than a Note with a term of one year or less (a "short term note"), will be treated as issued at an original issue discount (a "discount Note") if the excess of its "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold. The stated redemption price at maturity of a
Note is the total of all payments provided by the Note that are not payments of "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules are provided for "variable rate Notes" (as defined below).

      In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis OID", an allocable portion of which must be included in a United States Holder's income as principal payments are made on the Note. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

      Inclusion of Original Issue Discount in Income. United States Holders (including cash basis United States Holders) of discount Notes having a maturity of more than one year from their date of issue must include OID in income as it accrues on a constant yield basis, generally before the receipt of cash attributable to such income and generally in increasingly greater amounts over the life of the Note. The amount of discount includible in income by the holder of a discount Note is the sum of the daily portions of discount with respect to the discount Note for each day during the taxable year or portion of the taxable year in which it holds such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to such accrual period.

      Acquisition Premium. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make an election to treat all interest as OID is permitted to reduce the daily portions of OID proportionately over the life of the Note.

      Market Discount. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "market discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount--General") and (ii) the Note's stated redemption price at maturity or, in the case of a discount Note, the Note's "revised issue price" exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a market discount Note, then such excess constitutes "de minimis market discount". The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

      Any gain recognized on the maturity or disposition of a market discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a market discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service (the "Service"). A United States Holder of a market discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

      Notes Subject to Contingencies Including Optional Redemption. If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the Issue Date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in an applicable Pricing Supplement.

      Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if Citicorp has an unconditional option or options to redeem a Note, or the holder has an unconditional option or options to cause a Note to be repurchased, prior to the Note's stated maturity, then (i) in the case of an option or options of Citicorp, Citicorp will be deemed to exercise or not exercise an option or combination or options in the manner that minimizes the yield on the Note and (ii) in case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. For purposes of those calculations, the yield on the Note is to be determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

      If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, solely for purposes of the accrual of OID, the yield and maturity of the Note are to be redetermined by treating the Note as reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date, except to the extent that a portion of the Note is repaid as a result of a change in circumstances.

      Variable Rate Notes. In general, a Note is a "variable rate Note" if (i) the Note's issue price does not exceed the total noncontingent principal payments on the Note by more than a specified amount and (ii) the Note provides for stated interest payments that are unconditionally payable at least annually at one or more qualifying variable rates. It is expected that Floating Rate Notes will generally qualify as variable rate Notes; the United States federal income tax consequences of any Floating Rate Note that does not qualify as a variable rate Note will be discussed in the applicable Pricing Supplement.

      In general, if a variable rate Note provides for stated interest at a single qualifying variable rate, all interest on the Note is qualified stated interest and the amount of OID on the Note is calculated using the value of the rate on the issue date (if the variable rate reflects or inversely reflects contemporaneous variations in the cost of newly borrowed funds and meets certain other requirements) or the yield reasonably expected for the Note (if the variable rate is determined by reference to objective financial or economic information not within the control of or unique to the circumstances of the issuer or a related party). If the variable rate Note does not provide for stated interest at a single qualifying variable rate, interest and OID accruals are generally calculated by constructing an equivalent fixed rate Note (using for each variable rate, depending on its type, the value of the rate as of the issue date or a rate reflecting the expected yield on the Note). For this purpose, a variable rate Note that provides for a fixed interest rate during any period is treated as if it provided instead for a variable rate; the substitute variable rate must be such that it would not, upon replacing the fixed rate, change the fair market value of the Note.

      Short-Term Notes. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specifically defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized. For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

Notes Purchased at a Premium

      A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service.

Purchase, Sale and Retirement of Notes

      A United States Holder's tax basis in a Note will be its cost, increased by the amount of any OID or market discount previously included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount or de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. Gain or loss will be recognized upon the sale or retirement of a Note equal to the difference between the amount realized upon the sale or retirement (less any accrued but unpaid interest, which will be taxable as such) and the tax basis in the Note. Except to the extent described under "Original Issue Discount--Short-Term Notes" or "Original Issue Discount--Market Discount", such gain or loss will be capital gain or loss. Long-term capital gain of an individual United States Holder is generally subject to a maximum tax rate of 28% for property held for more than one year. The maximum rate is reduced to 20% in the case of property held for more than 18 months.

Backup Withholding and Information Reporting

      Payments of principal (including OID, if any) and any premium and interest made within the United States by Citicorp or any of its Paying Agents are generally subject to information reporting and possibly to "backup withholding" at a rate of 31%.

      Payments of the proceeds from the sale of a Note to or through a broker are generally subject to information reporting and backup withholding. However, backup withholding will generally not apply to United States Holders other than certain noncorporate Holders who fail to supply an accurate taxpayer identification number or who fail to report all interest and dividend income required to be shown on their federal income tax returns.

                          PLAN OF DISTRIBUTION OF NOTES

      Unless otherwise specified in the applicable Pricing Supplement, the Agents shall be Bear, Stearns & Co. Inc., Citicorp Securities, Inc., Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Salomon Brothers Inc, Smith Barney Inc. and UBS Securities LLC. Under the terms of an amended and restated selling agent agreement dated as of January 26, 1995, as amended, between Citicorp and the Agents named above ( the "Selling Agent Agreement"), the Notes may be offered on a continuing basis by Citicorp through the Agents, each of which has agreed to use reasonable best efforts to solicit purchases of the Notes. Citicorp will pay each Agent a commission (or grant a discount) ranging from .125% to 3.00% of the principal amount of each Note, depending on its Stated Maturity, sold through such Agent. Citicorp has reserved the right to sell Notes directly to investors on its own behalf and to enter into agreements similar to the Selling Agent Agreement with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by Citicorp. Citicorp will have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent shall have the right, in its discretion reasonably exercised, without notice to Citicorp, to reject any offer to purchase Notes received by it, in whole or in part. Citicorp also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent or, if so agreed, at a fixed public offering price. The Agents may sell to or through dealers who may resell to investors. The Agents may pay all or part of their discount or commission to such dealers. The offering price and other selling terms for such resales may from time to time be varied by such Agent.

      This Prospectus Supplement and Prospectus may be used by CSI, a wholly owned subsidiary of Citicorp, in connection with offers and sales related to secondary market transactions in the Notes. CSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

      The participation of an affiliate or subsidiary of Citicorp in the offer and sale of the Notes will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate. No NASD member participating in offers and sales of the Notes will execute a transaction in the Notes in a discretionary account without the prior written specific approval of the member's customer.

      Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in funds immediately available in The City of New York.

      The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any discounts or commissions received by them from Citicorp and any profit realized by them on the sale or resale of the Notes may be deemed to be underwriting discounts and commissions under the Act. Citicorp has agreed to indemnify the Agents against and contribute toward certain liabilities, including liabilities under the Act. Citicorp has agreed to reimburse the Agents for certain expenses.

      In addition to offering Notes through the Agents as described herein, other medium-term notes (but constituting one or more separate series of notes for purposes of the applicable Indenture) may in the future be offered concurrently with the offering of the Notes, on a continuing basis in and outside the United States by Citicorp, including, without limitation, medium-term notes that have terms substantially similar to the terms of the Notes offered by Citicorp on a continuing basis outside the United States pursuant to an amended and restated selling agent agreement dated as of January 26, 1995, as amended, between Citicorp and Bear, Stearns International Limited, Citibank International plc, Goldman Sachs International, Merrill Lynch International, Morgan Stanley & Co. International Limited, PaineWebber International (U.K.) Ltd.

and Salomon Brothers International Limited, a selling agent agreement dated as of June 6, 1995, as amended, between Citicorp and Yamaichi International (Europe) Limited, and a selling agent agreement dated as of June 8, 1995, as amended, between Citicorp and Sanwa International plc, as overseas agents for Citicorp (collectively, the "Euro Selling Agent Agreements"), and directly to investors on its own behalf. The terms of the Euro Selling Agent Agreements are substantially similar to the terms of the Selling Agent Agreement, except that the Euro Selling Agent Agreements contain certain selling restrictions. Any notes sold pursuant to a Euro Selling Agent Agreement, sold by Citicorp to any of such Euro agents for resale as contemplated by a Euro Selling Agent Agreement, or sold by Citicorp directly to investors will, in the case of the sale of senior notes, reduce the aggregate amount of Senior Notes which may be offered by this Prospectus Supplement and the Prospectus, and, in the case of the sale of subordinated notes, reduce the aggregate amount of Subordinated Notes which may be offered by this Prospectus Supplement and the Prospectus.

      The Agents may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying Notes so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Agents to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

      The Agents each engage in transactions with and perform services for Citicorp in the ordinary course of business.

                              VALIDITY OF THE NOTES

      The validity of the Notes offered hereby will be passed upon for Citicorp by Stephen E. Dietz, as an Associate General Counsel of Citibank, N.A., and for the Agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. The opinions of Mr. Dietz and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by Citicorp and the applicable Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions. Mr. Dietz owns or has the right to acquire a number of shares of common stock of Citicorp equal to less than 0.01% of the outstanding common stock of Citicorp.

PROSPECTUS
CITICORP [LOGO]


                                  Senior Notes
                               Subordinated Notes

      This Prospectus may be used in connection with the offering of Citicorp's unsecured debt securities, which may be either senior (the "Senior Notes") or subordinated (the "Subordinated Notes" and, together with the Senior Notes, the "Notes"). The Notes may be offered, separately or together, in separate series in amounts, at prices and on terms determined at the time of sale and set forth in one or more supplements to this Prospectus (collectively, the "Prospectus Supplement"). Pursuant to the terms of the Registration Statement of which this Prospectus forms a part, Citicorp's preferred stock, common stock and other securities may also be offered under the Registration Statement.

      The Senior Notes will rank equally with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes will be subordinate to all existing and future Senior Indebtedness (as defined herein). See "Description of Notes."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE NOTES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS BUT ARE UNSECURED DEBT OBLIGATIONS OF CITICORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.



                 The date of this Prospectus is August 27, 1997

      The specific terms of each series of Notes offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, which will identify any underwriters or agents for the Notes being offered thereby and their compensation, and the public offering or purchase price.

      With respect to each series of Notes, the related Prospectus Supplement will set forth the aggregate principal amount offered, the rate and time of payment of interest, if any, the authorized denominations, the maturity, priority, premium, if any, any terms for redemption or conversion at the option of Citicorp or the holder, the currency or composite currency, if not the U.S. dollar, in which the Notes are denominated, and any mandatory or optional sinking fund or analogous provisions.

      The Prospectus Supplement will also contain information, where applicable, concerning certain United States federal income tax considerations relating to, and as to any listing on a securities exchange of, the Notes covered by such Prospectus Supplement.

      The Notes may be offered by Citicorp directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. If Citicorp, directly or through agents, solicits offers to purchase Notes, Citicorp reserves the sole right to accept and, together with its agents, to reject in whole or in part any proposed purchase of Notes. Affiliates of Citicorp may from time to time act as agents or underwriters in connection with the sale of Notes to the extent permitted by applicable law.

      If any agent or underwriter is involved in the sale of Notes offered hereby, the name of such agent or underwriter and any applicable commissions or discounts will be set forth in, or will be calculable from, the applicable Prospectus Supplement, and the net proceeds to Citicorp from such sale will be the purchase price of such offered Notes less such commissions or discounts and other attributable issuance and distribution expenses. See "Plan of Distribution" for possible indemnification arrangements for agents, underwriters and their controlling persons.

      This Prospectus and related Prospectus Supplements may be used by direct or indirect subsidiaries of Citicorp in connection with offers and sales related to secondary market transactions in the Notes. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

      This Prospectus may not be used to consummate sales of Notes unless a Prospectus Supplement is also delivered. The delivery of this Prospectus together with a Prospectus Supplement relating to particular Notes shall not constitute an offer in any jurisdiction of any of the other Notes covered by this Prospectus.

      FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                              AVAILABLE INFORMATION

      Citicorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning Citicorp can be inspected and copied at prescribed rates at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, Northwest, Washington, D.C. 20549, as well as the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Commission's Public Reference Section at prescribed rates. If available, such reports and other information may also be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by Citicorp pursuant to
Section 13 of the Exchange Act are incorporated as of their respective filing dates in this Prospectus by reference:

      (1) Annual Report and Form 10-K for the fiscal year ended December 31,
1996;

      (2) Financial Reviews and Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

      (3) Current Reports on Form 8-K dated January 21, 1997, April 15, 1997 and July 15, 1997.

      All reports subsequently filed by Citicorp pursuant to Sections 13(a) and
(c) of the Exchange Act, any definitive proxy or information statements filed pursuant to Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting and any reports filed pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby (the "Securities") shall be incorporated by reference into this Prospectus and be a part hereof. Any statement contained herein or in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus.

      Citicorp will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Citicorp, 399 Park Avenue, New York, New York 10043, Attention: Investor Relations Department, (212) 559-2718.

                                    CITICORP

      Citicorp, whose principal subsidiary is Citibank, N.A. ("Citibank"), is a holding company incorporated under the laws of the State of Delaware on December 4, 1967. The principal office of Citicorp is located at 399 Park Avenue, New York, New York 10043; its telephone number is (212) 559-1000.

Through its subsidiaries and affiliates, including Citibank, Citicorp is a global financial services organization serving the financial needs of individuals, businesses, governments and financial institutions in the United States and throughout the world.

Holding Company

      Citicorp is a legal entity separate and distinct from Citibank and its other subsidiaries and affiliates. There are various legal limitations on the extent to which Citicorp's bank subsidiaries may extend credit, pay dividends or otherwise supply funds to Citicorp. The approval of the Office of the Comptroller of the Currency is required if total dividends declared by a national bank in any calendar year exceed net profits (as defined) for that year combined with its retained net profits for the preceding two years. In addition, dividends for such a bank may not be paid in excess of the bank's undivided profits. State-chartered bank subsidiaries are subject to dividend limitations imposed by applicable state law. In determining whether and to what extent to pay dividends, each bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings.

      Citicorp also derives dividends from its non-bank subsidiaries. These subsidiaries are not subject to regulatory restrictions on their payment of dividends to Citicorp, except that the approval of the Office of Thrift Supervision may be required if total dividends declared by a savings association in any calendar year exceed amounts specified in that agency's regulations. In addition, there are numerous governmental requirements and regulations that affect the activities of Citicorp and its bank and non-bank subsidiaries.

      Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citicorp may be required to commit resources to its subsidiary banks in circumstances where it might not otherwise do so.

      Because Citicorp is a holding company, its rights and the rights of its creditors and stockholders, including the holders of the Securities, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against the subsidiary.

                                 USE OF PROCEEDS

      Citicorp intends to apply the net proceeds from the sale of the Securities to its general funds to be used by its management for corporate purposes, principally to fund investments in, or extensions of credit to, banking and non-banking subsidiaries. Except as otherwise described in a Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of the applicable Prospectus Supplement, although the management of Citicorp will have determined that funds should be raised at that time in anticipation of future funding requirements of the subsidiaries. The precise amount and timing of such investments in and extensions of credit to the subsidiaries will depend upon their funding requirements and the availability of other funds to Citicorp and its subsidiaries.

                        RATIOS OF INCOME TO FIXED CHARGES

      For the six months ended June 30, 1997 and fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992, Citicorp's consolidated ratios of income to fixed charges, computed as set forth below, were as follows:

                                          Six
                                         Months
                                         Ended
                                        June 30,                   Year Ended December 31,
                                        --------      -------------------------------------------------------
                                         1997         1996          1995       1994         1993         1992

Income to Fixed Charges:
  Excluding Interest on Deposits         2.84          2.69         2.31       1.76         1.44         1.24
  Including Interest on Deposits         1.50          1.48         1.42       1.31         1.18         1.09

      For purposes of computing the consolidated ratio of income to fixed charges, income represents net income, before extraordinary items and cumulative effects of accounting changes, plus income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest paid on deposits) and the interest factor included in rents. Fixed charges, including interest on deposits, represent all interest expense and the interest factor included in rents.

                              DESCRIPTION OF NOTES

General

      The Senior Notes offered hereby are to be issued under an indenture dated as of September 1, 1989, as amended (the "Senior Indenture"), between Citicorp and United States Trust Company of New York, as trustee (the "Senior Trustee").

      The Subordinated Notes offered hereby are to be issued under an indenture dated as of April 1, 1991, as amended (the "Subordinated Indenture"), between Citicorp and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"). As of November 27, 1992, the Subordinated Indenture as in effect prior to that date (the "Original Subordinated Indenture") was amended by a first supplemental indenture (the "First Supplemental Indenture"). The First Supplemental Indenture was entered into in response to an interpretation of the staff of the Board of Governors of the Federal Reserve System concerning the capital treatment of subordinated debt and amended the Original Subordinated Indenture by removing a restrictive covenant relating to liens on the stock of Citibank and by narrowing the definition of "Event of Default" to provide that the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) for Citicorp or substantially all of its property (rather than a substantial part of its property) is an Event of Default. These amendments do not apply to any series of Subordinated Notes issued prior to the execution of the First Supplemental Indenture (the "Original Subordinated Notes") and, therefore, holders of Original Subordinated Notes could be entitled to demand immediate payment of their securities upon the occurrence of certain events of bankruptcy or insolvency which would not entitle the holders of Subordinated Notes offered hereby or issued since the execution of the First Supplemental Indenture to demand such payment.

      A copy of each of the Senior Indenture and the Subordinated Indenture (each an "Indenture" and together the "Indentures") is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Indenture, including the definition therein of certain terms.

      Each Indenture provides that Notes, in addition to the Notes previously issued under such Indenture, may be issued in separate series thereunder without limitation as to aggregate principal amount, as authorized from time to time by, or pursuant to resolutions of, Citicorp's Board of Directors. (Indentures ss.301). The Notes may be issued from time to time in one or more series. The particular terms of each series of Notes offered by a Prospectus Supplement will be described in such Prospectus Supplement relating to such series.

      The Senior Notes of each series will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of Citicorp. The Subordinated Notes of each series will be unsecured and will rank pari passu with all other unsecured and subordinated indebtedness of Citicorp other than subordinated indebtedness as to which, in the instrument creating or evidencing the same, or pursuant to which the same is outstanding, it is provided that such indebtedness is junior to the Subordinated Notes.

      Citicorp may offer under this Prospectus series of Notes under indentures or documentation containing provisions which may differ from those included in the Indentures or any indenture or documentation applicable to other outstanding series of Citicorp indebtedness, provided that the material provisions of the indenture or documentation under which such series of Notes is issued will be described in the Prospectus Supplement relating to such series of Notes.

      The applicable Prospectus Supplement will describe the following terms of the Notes of each series: (1) the title of the Notes and whether they are Subordinated Notes or Senior Notes; (2) any limit on the aggregate principal amount of the Notes; (3) whether the Notes are to be issuable as Registered Notes or Bearer Notes (each as defined below) or both, and whether any of the Notes are to be issuable in temporary or permanent global form; (4) the price at which the Notes will be issued; (5) the date on which the Notes will mature; (6) the rate per annum at which the Notes will bear interest, if any, or the formula pursuant to which such rate will be determined, and the date from which any such interest will accrue; (7) the Interest Payment Dates on which any such interest on the Notes will be payable and the Regular Record Date for any interest payable on any Registered Notes on any Interest Payment Date; (8) the person to whom any interest on any Registered Note of such series will be payable, if other than the person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Note of such series will be payable, if otherwise than upon presentation and surrender of coupons appertaining thereto, and the extent to which, or the manner in which, any interest payable on a temporary global Note on an Interest Payment Date will be paid if other than in the manner described under "Temporary Global Notes" below and the extent to which, or the manner in which, any interest payable on a permanent global Note on an Interest Payment Date will be paid; (9) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Notes will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Form, Exchange, Registration and Transfer," the Notes may be presented for registration of transfer or exchange; (10) the period or periods within which and the price or prices at which the Notes may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, and the other terms and provisions of any such optional redemption provisions; (11) the obligation, if any, of Citicorp to redeem or purchase the Notes pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period within which and the price at which the Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation, and the other terms and provisions of such obligation; (12) the denominations in which any Registered Notes will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which Bearer Notes will be issuable, if other than denominations of $5,000 and integral multiples thereof;
(13) the currency or currency units of payment of principal of and any premium and interest on the Notes, if other than U.S. dollars; (14) any index or formula (which may be based on the value of any currencies, commodities, securities or any group or combination thereof) used to determine the amount of payments of principal of and any premium on the Notes; (15) if applicable, the fact that the terms of the applicable Indenture described below under "Defeasance and Covenant Defeasance" will not apply to such series; (16) the application, if any, of the terms of the applicable Indenture described below under "Assumption of Obligations" to any series of Notes issuable as Bearer Notes; (17) any additional restrictive covenants included for the benefit of the holders of such Notes; (18) any additional Events of Default provided with respect to such Notes; (19) information with respect to book-entry procedures, if any; and (20) any other terms of the Notes not inconsistent with the provisions of the applicable Indenture. (Indentures ss.301). Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Notes of such series. If Citicorp has an obligation to redeem or purchase the Notes at the option of the holder thereof as provided in the applicable Prospectus Supplement pursuant to clause (11) above, Citicorp will comply with any applicable provisions of Section 14(e) of the Exchange Act and the related rules and regulations in connection with such redemption or purchase.

      Notes of any series may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note, including any zero-coupon Note, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the Maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Note shall become due and payable. United States Holders of Original Issue Discount Notes having a maturity of more than one year from their date of issue will have to include original issue discount in income for federal income tax purposes as it accrues, generally before receipt of cash attributable to such income.

      To the extent described in the applicable Prospectus Supplement, Notes may be convertible or exchangeable, at the option of the holder or Citicorp, into common stock or other securities of Citicorp or another issuer. Any applicable conversion or exchange provisions will be described in the Prospectus Supplement.

      Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the applicable Indenture would not necessarily afford holders of either the Senior Notes or the Subordinated Notes protection in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Form, Exchange, Registration and Transfer

      Notes of a series may be issued in registered form ("Registered Notes") or bearer form ("Bearer Notes") or any combination thereof. Each Indenture also provides that Notes of a series may be issued in temporary or permanent global form. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Notes (other than Bearer Notes in temporary or global form) will have interest coupons attached. (Indentures ss.201). See "Temporary Global Notes" and "Permanent Global Notes."

      In connection with its sale during the restricted period (as defined below under "Limitations on Issuance of Euro-Notes"), no Note issued in bearer form or issued in global form and exchangeable for Notes in bearer form (together, "Euro-Notes") shall be delivered to any location in the United States or its possessions and a Euro-Note (not including a Note in temporary global form) may be delivered in definitive form only if, prior to such delivery, the owner of such Euro-Note or the financial institution or clearing organization through which the owner holds such Euro-Note, directly or indirectly, provides a written certificate to Citicorp, in the form required by the applicable Indenture, to the effect that (a) such Euro-Note is owned by a person (other than a financial institution for purposes of resale during the restricted period) who is not a United States person; (b) such Euro-Note is owned by a United States person (other than a financial institution for purposes of resale during the restricted period) that is (i) a foreign branch of a United States financial institution or (ii) a United States person that acquired such Euro-Note through the foreign branch of a United States financial institution and that for purposes of this certification holds such Euro-Note through such financial institution on the date of certification and, in either case, such United States financial institution provides a certificate to Citicorp or the distributor selling the Euro-Note stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as from time to time amended (the "Internal Revenue Code"), and the regulations thereunder; or (c) such Euro-Note is owned by a financial institution for purposes of resale during the restricted period and such financial institution certifies that it has not acquired such Euro-Note for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. Upon exchange of a portion of a temporary global Note for an interest in a Euro-Note in permanent global form, such certification must be given in connection with the exchange. In the case of a Euro-Note in permanent global form, such certification must be given in connection with the notation of a beneficial ownership interest therein upon exchange of a portion of a temporary global Euro-Note. (Indentures ss.ss.303, 304). See "Temporary Global Notes" and "Limitations on Issuance of Euro-Notes."

      At the option of the holder, subject to the terms of the applicable Indenture, Registered Notes of any series will be exchangeable for other Registered Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Notes of any series are issuable as both Registered Notes and Bearer Notes, at the option of the holder, subject to the terms of such Indenture, Bearer Notes (with all unmatured coupons, except as provided below, and with all matured coupons in default) of such series will be exchangeable for Registered Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Notes surrendered in exchange for Registered Notes between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Note issued in exchange for such Bearer Note, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Registered Notes, including Registered Notes received in exchange for Bearer Notes, may not be exchanged for Bearer Notes. (Indentures ss.305). Each Bearer Note and any coupons appertaining thereto will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." (Indentures ss.201).

      Notes may be presented for exchange as provided above, and Registered Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Citicorp for such purpose without a service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected when the Security Registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. Citicorp has appointed Citibank as Security Registrar. (Indentures ss.305). Citicorp may at any time rescind the designation of any transfer agent (other than the Security Registrar) or approve a change in the location through which any such transfer agent acts, except that if Notes of a series are issuable solely as Registered

Notes, Citicorp will be required to maintain a transfer agent in each Place of Payment for such series, and if Notes of a series are issuable as Bearer Notes, Citicorp will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States and its possessions. Citicorp may at any time designate additional transfer agents with respect to any series of Notes. (Indentures ss.1002).

      In the event of any redemption in part, Citicorp shall not be required to
(i) issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before any selection for redemption of Notes of like tenor and of the series of which such Note is a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Notes of like tenor and of such series to be redeemed; (ii) register the transfer of or exchange any Registered Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part; or (iii) exchange any Bearer Note so selected for redemption, except to exchange such Bearer Note for a Registered Note of that series and like tenor which is immediately surrendered for redemption. (Indentures ss.305).

Payment and Paying Agents

      Unless otherwise indicated in the applicable Prospectus Supplement and provided that the certificate described above under "Form, Exchange, Registration and Transfer" has been received, principal of and any premium and interest on Bearer Notes will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States and its possessions as Citicorp may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a financial institution located outside the United States and its possessions. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Bearer Note on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Indentures ss.1001). No payment with respect to any Bearer Note will be made at any office or agency of Citicorp in the United States or its possessions or by check mailed to any address in the United States or its possessions or by transfer to any account maintained with a financial institution located in the United States or its possessions. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Notes denominated and payable in U.S. dollars will be made at the office of the Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States and its possessions is illegal or effectively precluded by exchange controls or other similar restrictions. (Indentures ss.1002).

      Unless otherwise indicated in an applicable Prospectus Supplement, principal of and any premium and interest on Registered Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as Citicorp may designate from time to time, except that at the option of Citicorp payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. (Indentures ss.201). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Registered Note on any Interest Payment Date will be made to the Person in whose name such Registered Note (or Predecessor Note) is registered at the close of business on the Regular Record Date for such interest. (Indentures ss.307).

      Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of Citibank in The City of New York will be designated as a Paying Agent for Citicorp for payments with respect to Notes of each series which are issuable solely as Registered Notes and as a Paying Agent for payments with respect to Notes of each series (subject to the limitations described above in the case of Bearer Notes) which are issuable solely as Bearer Notes or as both Registered Notes and Bearer Notes. Any

Paying Agents outside the United States and its possessions and any other Paying Agents in the United States or its possessions initially designated by Citicorp for the Notes of each series will be named in the applicable Prospectus Supplement. Citicorp may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that if Notes of a series are issuable solely as Registered Notes, Citicorp will be required to maintain a Paying Agent in each Place of Payment for such series and, if Notes of a series are issuable as Bearer Notes, Citicorp will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Notes of the series (and for payments with respect to Bearer Notes of the series in the circumstances described above, but not otherwise) and (ii) a Paying Agent in a Place of Payment located outside the United States and its possessions where Notes of such series and any coupons appertaining thereto may be presented and surrenderedfor payment; provided, however, that if the Notes of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange"), the Luxembourg Stock Exchange or any other stock exchange located outside the United States and its possessions and such stock exchange shall so require, Citicorp will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States and its possessions for the Notes of such series. (Indentures ss.1002).

      After notice by publication, all moneys paid by Citicorp to a Paying Agent for the payment of the principal of and any premium or interest on any Note of any series which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Citicorp, and the holder of such Note or any coupon appertaining thereto may thereafter look only to Citicorp for payment thereof. (Indentures ss.1003).

Temporary Global Notes

      All Euro-Notes will initially be represented by one or more temporary global Notes, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels office, in its capacity as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Note and described in an applicable Prospectus Supplement (the "Exchange Date"), each such temporary global Note will be exchanged for definitive Bearer Notes, definitive Registered Notes or all or a portion of a permanent global Note, or any combination thereof, as specified in an applicable Prospectus Supplement, but, unless otherwise specified in an applicable Prospectus Supplement, only upon receipt by Euroclear or Cedel of written certification in the form and to the effect described above under "Form, Exchange, Registration and Transfer." No Note delivered in exchange for any portion of a temporary global Note shall be delivered to any location in the United States or its possessions in connection with such exchange. (Indentures ss.304).

      Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of a temporary global Note payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Notes (including a permanent global Note) will be payable to the bearer and thus, while such temporary global Note is deposited with the common depositary for Euroclear and Cedel, will be paid to each of Euroclear and Cedel with respect to the portion of the temporary global Note held for its account for which it provides certification in the form described above under "Form, Exchange, Registration and Transfer." If an Interest Payment Date occurs prior to the issuance of definitive Notes (including a permanent global Note), written certification in the form and to the effect described above under "Form, Exchange, Registration and Transfer" will be required to obtain an interest payment, and upon receipt of such certification Euroclear or Cedel, as the case may be, will exchange the portion of the temporary global Note relating to such certification for an interest in a permanent global Note (unless the account holder requests that such portion be exchanged for a definitive Registered Note or Notes or a definitive Bearer Note or Notes). (Indentures ss.304).

Permanent Global Notes

      If any Notes of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Note may exchange such interests for Notes of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Note delivered in exchange for any portion of a permanent global Note shall be delivered to any location in the United States or its possessions in connection with such exchange. (Indentures ss.305). Principal of and any premium and interest on any permanent global Note will be payable in the manner described in the applicable Prospectus Supplement. (Indentures ss.304).

Limitations on Liens on Stock of Citibank

      Citicorp has covenanted in the Senior Indenture that, so long as any of the Senior Notes issued thereunder which mature more than ten years after their issuance are Outstanding, it will not create, incur, assume or suffer to exist any mortgage, pledge, security interest or other encumbrance, as security for indebtedness for borrowed money, upon any shares of Voting Stock of Citibank owned by Citicorp, without effectively providing that the Senior Notes issued under such Indenture which mature more than ten years after their issuance shall be secured equally and ratably with, or prior to, such indebtedness; provided, however, that Citicorp shall be permitted to create, incur, assume or suffer to exist any such mortgage, pledge, security interest or other encumbrance without regard to the foregoing provisions so long as after giving effect thereto Citicorp will own at least 80% of the Voting Stock of Citibank then issued and outstanding, free and clear of any such mortgage, pledge, security interest or other encumbrance. For the purpose of this covenant, the term "Voting Stock" of Citibank shall mean stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of directors of Citibank, other than stock having such power only by reason of the happening of a contingency. (Senior Indenture ss.1005). The foregoing covenant also applies to the Original Subordinated Notes but is not a provision of the Subordinated Indenture and does not apply to any series of Subordinated Notes.

Defaults; Events of Default

      Unless otherwise provided in the applicable Prospectus Supplement, the following will be "Events of Default" under the Senior Indenture with respect to any series of Senior Notes: (a) failure to pay principal of or any premium on any Senior Note of that series at maturity; (b) failure to pay any interest on any Senior Note of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Note of that series; (d) failure to perform any other covenant of Citicorp in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of series of Senior Notes other than that series) continued for 60 days after written notice of such default; (e) certain events of bankruptcy, insolvency or reorganization of Citicorp or Citibank; and (f) any other Event of Default provided with respect to Senior Notes of that series. (Senior Indenture ss.501).

      Unless otherwise provided in the applicable Prospectus Supplement, the following will be "Defaults" under the Subordinated Indenture with respect to any series of Subordinated Notes: (a) failure to pay principal of or any premium on any of the Subordinated Notes of that series at maturity; (b) failure to pay any interest on any Subordinated Note of that series when due, continued for 30 days; (c) failure to perform any other covenant of Citicorp in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of series of Subordinated Notes other than that series) continued for 60 days after written notice of such default; (d) any Event of Default; and (e) any other Default provided with respect to Subordinated Notes of that series. (Subordinated Indenture ss.503). Unless otherwise provided in the applicable Prospectus Supplement, the following will be the Events of Default under the Subordinated Indenture with respect to any series of Subordinated Notes: (x) certain events of bankruptcy, insolvency or reorganization of Citicorp; and (y) any other Event of Default provided with respect to Subordinated Notes of that series. (Subordinated Indenture ss.501). Unless an Event of Default has occurred and shall be continuing with respect to a series of Subordinated Notes, neither the holders of such Subordinated Notes nor the Subordinated Trustee may declare the acceleration of the payment of principal or premium, if any, of such Subordinated Notes under the Subordinated Indenture.

      Subject to the provisions of the applicable Indenture relating to the duties of the related Trustee, in case an Event of Default with respect to either the Senior Notes or the Subordinated Notes shall occur, or in case a Default with respect to the Subordinated Notes shall occur and be continuing, such Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of Notes of any series or any related coupons unless such holders shall have offered to such Trustee reasonable indemnity. (Indentures ss.ss.601, 603). The holders of a majority in aggregate principal amount of the Outstanding Notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the related Trustee, or exercising any trust or power conferred on the Trustee, with respect to Notes of that series, provided that such direction does not conflict with applicable law or the applicable Indenture or have a substantial likelihood of involving such Trustee in personal liability. (Indentures ss.512).

      If an Event of Default with respect to Notes of any series at the time Outstanding shall occur and be continuing, either the related Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Notes of that series may declare the principal, or, if any such Notes are Original Issue Discount Notes, such lesser amounts as may be described in the applicable Prospectus Supplement, of all such Outstanding Notes of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Notes of any series has been made but before a judgment or decree for payment of money due has been obtained by such Trustee, the holders of a majority in aggregate principal amount of Outstanding Notes of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived. (Indentures ss.502).

      No holder of any Notes of any series or any related coupons will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder shall have previously given to the related Trustee written notice of a continuing Event of Default, with respect to the Senior Notes or the Subordinated Notes of that series, or of a continuing Default with respect to the Subordinated Notes of that series, the holders of at least 25% in aggregate principal amount of the Outstanding Notes of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Notes of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indentures ss.507). However, such limitations do not apply to a suit instituted by a holder of an Outstanding Note of that series for enforcement of payment of the principal of, or any premium or interest on, such Note on or after the respective due dates expressed in such Note. (Indentures ss.508).

      Citicorp is required to furnish annually to each Trustee a statement as to its performance or fulfillment of covenants, agreements or conditions in the applicable Indenture and as to the absence of defaults thereunder. (Indentures ss.1004).

Meetings, Modification and Waiver

Modifications and amendments of each Indenture may be made by Citicorp and the related Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Notes of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holders of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note, (b) reduce the principal amount of, or premium or interest on, any Note, (c) change any obligation of Citicorp to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Note payable upon acceleration of the Maturity thereof,
(e) change the coin or currency in which any Note or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) reduce the percentage in principal amount of Outstanding Notes of any series, the consent of whose holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (h) reduce the requirements contained in such Indenture for quorum or voting, (i) change any obligation of Citicorp to maintain an office or agency in the places and for the purposes required by such Indenture, or (j) modify any of the above provisions. (Indentures ss.902). Under certain limited circumstances, modifications and amendments of such Indenture may be made by Citicorp and the related Trustee without the consent of any holders of Outstanding Notes. (Indentures ss.901).

      The holders of at least a majority in aggregate principal amount of the Outstanding Notes of a series may, on behalf of the holders of all the Notes of that series, waive, insofar as that series is concerned, compliance by Citicorp with certain restrictive provisions of the applicable Indenture. (Indentures ss.1007). The holders of not less than a majority in aggregate principal amount of the Outstanding Notes of a series may, on behalf of all holders of Notes of that series and any coupons appertaining thereto, waive any past default under the applicable Indenture with respect to Notes of that series, except a default
(a) in the payment of principal of or any premium or interest on any Note of such series or (b) in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the holders of each Outstanding Note of such series affected. (Indentures ss.513).

      Each Indenture provides that in determining whether the holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of holders of Notes for quorum purposes, (i) the principal amount of an Original Issue Discount Note that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and
(ii) the principal amount of a Note denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined on the date of original issuance of such Note, of the principal amount of such Note or, in the case of an Original Issue Discount Note, the U.S. dollar equivalent, determined on the date of original issuance of such Note, of the amount determined as provided in (i) above. (Indentures ss.101).

      Each Indenture contains provisions for convening meetings of the holders of Notes of a series if Notes of that series are issuable as Bearer Notes. (Indentures ss.1301). A meeting may be called at any time by the Trustee, and also, upon request, by Citicorp or the holders of at least 10% in aggregate principal amount of the Outstanding Notes of such series, in any such case upon notice given in accordance with "Notices" below. (Indentures ss.1302). Except for any consent which must be given by the holder of each Outstanding Note affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the Outstanding Notes of that series; provided, however, that, except for any consent which must be given by the holder of each Outstanding Note affected thereby, as described above, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in aggregate principal amount of Outstanding Notes of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of not less than such specified percentage in aggregate principal amount of the Outstanding Notes of that series. Any resolution passed or decision taken at any meeting of holders of Notes of any series duly held in accordance with the applicable Indenture will be binding on all holders of Notes of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any adjourned meeting, will be Persons holding or representing a majority in aggregate principal amount of the Outstanding Notes of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in aggregate principal amount of the Outstanding Notes of a series, the Persons holding or representing such specified percentage in aggregate principal amount of the Outstanding Notes of such series will constitute a quorum. (Indentures ss.1304).

Consolidation, Merger and Sale of Assets

      Citicorp may, without the consent of the holders of any of the Outstanding Notes of a series, consolidate with, merge into or transfer its assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided that (i) the successor corporation assumes Citicorp's obligations on the Notes of each series and under the applicable Indenture, (ii) after giving effect thereto, with respect to the Senior Notes, no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing, (iii) after giving effect thereto, with respect to the Subordinated Notes, no Default, and no event which, after notice or lapse of time, or both, would become a Default, shall have happened and be continuing, and (iv) certain other conditions are met. (Indentures ss.801, 802).

Assumption of Obligations

      If so specified in an applicable Prospectus Supplement for a series of Notes issuable as Bearer Notes, Citicorp may elect at any time to assign to a Subsidiary or an Affiliate of Citicorp, and cause such Subsidiary or Affiliate to assume, the obligations of Citicorp for the due and punctual payment of the principal of and any premium and interest on all the Notes of such series and the performance of every covenant of the applicable Indenture, except as described below, on the part of Citicorp to be performed or observed with respect to the Notes of such series, provided that (i) Citicorp has the right to redeem the Notes of such series in the event of certain changes involving United States taxes or the imposition of certain reporting requirements as expressly described in the applicable Prospectus Supplement and the circumstances and conditions expressly described in such Prospectus Supplement giving rise to Citicorp's right so to redeem the Notes of such series have occurred, are in effect and have been satisfied, as the case may be, (ii) no payment of principal of or any premium or interest on any of the Notes of such series is overdue,
(iii) Citicorp unconditionally guarantees the performance of the obligations of such Subsidiary or Affiliate under the applicable Indenture and under the Notes of such series, (iv) Citicorp and such Subsidiary or Affiliate each agrees to indemnify the holder of each Note of such series against (A) any tax, assessment or governmental charge which is imposed on such holder by a jurisdiction other than the United States or any political subdivision or taxing authority thereof or therein with respect to, and which is withheld on the making of, the payment of the principal of or any premium or interest on such Note, and which would not have been so imposed and withheld had such assignment and assumption not been made, (B) any tax, assessment or governmental charge imposed on or relating to the act of assignment and assumption and (C) any costs or expenses of the act of assignment and assumption, (v) after giving effect thereto, no Event of Default with respect to the Senior Notes or the Subordinated Notes and no Default with respect to the Subordinated Notes, and no event which, after notice or lapse of time, or both, would become an Event of Default or Default, respectively, shall have occurred and be continuing, and
(vi) certain other conditions are met. (Indentures ss.803). Notwithstanding any assignment and assumption with respect to the Notes of a series as described in this paragraph, Citicorp will remain unconditionally obligated to comply with such provisions of each Indenture as may be required to comply with applicable law and, with respect to the Senior Notes and the Original Subordinated Notes, Citicorp shall remain unconditionally obligated to comply with the covenant described above under "Limitations on Liens on Stock of Citibank." (Indentures ss.ss.803, 804).

Notices

      Except as otherwise provided in the applicable Indenture, notices to holders of Bearer Notes will be given by publication at least twice in a daily newspaper of general circulation in The City of New York and in such other city or cities as may be specified in such Notes. Notices to holders of Registered Notes will be given by mail to the addresses of such holders as they appear in the Security Register. (Indentures ss.ss.101, 106).

Title

      Title to any Bearer Notes (including Bearer Notes in temporary global form and in permanent global form) and any coupons appertaining thereto will pass by delivery. Citicorp, the related Trustee and any agent of Citicorp or such Trustee may treat the bearer of any Bearer Note and the bearer of any coupon and the registered owner of any Registered Note as the absolute owner thereof (whether or not such Note or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Indentures ss.308).

Replacement of Notes and Coupons

      Any mutilated Note or a Note with a mutilated coupon appertaining thereto will be replaced by Citicorp at the expense of the holder upon surrender of such Note to the related Trustee. Notes or coupons that become destroyed, lost or stolen will be replaced by Citicorp at the expense of the holder upon delivery to such Trustee of evidence of the destruction, loss or theft thereof satisfactory to Citicorp and such Trustee; in the case of any coupon which becomes destroyed, lost or stolen, such coupon will be replaced by issuance of a new Note in exchange for the Note to which such coupon appertains. In the case of a destroyed, lost or stolen Note or coupon, an indemnity satisfactory to such Trustee and Citicorp may be required at the expense of the holder of such Note or coupon before a replacement Note will be issued. (Indentures ss.306).

Defeasance and Covenant Defeasance

      Unless otherwise specified in the applicable Prospectus Supplement for a series of Notes, Citicorp may cause itself (i) to be discharged from any and all obligations with respect to such Notes (subject to the terms of the applicable Indenture) ("defeasance") and/or (ii) to be released from its obligations described above under "Limitations on Liens on Stock of Citibank" with respect to the Senior Notes or Original Subordinated Notes ("covenant defeasance"), upon the deposit with the related Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Notes to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Citicorp must deliver to the related
Trustee an Opinion of Counsel to the effect that the holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a published ruling of the Internal Revenue Service or changes in applicable United States federal income tax law occurring after the date of the applicable Indenture. (Indentures Article Fourteen).

      Defeasance by Citicorp with respect to the Notes of a series is permitted notwithstanding Citicorp's prior covenant defeasance with respect to such series. Following a defeasance, payment of such Notes may not be accelerated because of an Event of Default or a Default. (Indentures ss.1402). Following a covenant defeasance, payment of Senior Notes or the Original Subordinated Notes may not be accelerated by reference to the covenant noted under clause(ii) above. (Senior Indenture ss.1403, Original Subordinated Indenture ss.1403). However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Subordination

      The Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below) of Citicorp. In the event that Citicorp shall default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the principal of or interest on the indebtedness evidenced by the Subordinated Notes, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Notes. In the event of (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Citicorp, its creditors or its property, (b) any proceeding for the liquidation, dissolution or other winding-up of Citicorp, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) any assignment by Citicorp for the benefit of creditors or (d) any other marshaling of the assets of Citicorp, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution under the Subordinated Notes, whether in cash, securities or other property, shall be made to any Subordinated Note holders. In such event, any payment or distribution under the Subordinated Notes, whether in cash, securities or other property (other than securities of Citicorp or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate at least to the extent provided in the subordination provisions with respect to the Subordinated Notes to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for those subordination provisions) be payable or deliverable in respect of the Subordinated Notes, shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full. If any payment or distribution under the Subordinated Notes, of any character whether in cash, securities or other property (other than securities of Citicorp or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Notes, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any holder of any Subordinated Notes in contravention of any of the terms hereof and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred, to the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. (Subordinated Indenture ss.1501).

      "Senior Indebtedness" means any obligation of Citicorp to its creditors, whether outstanding on the date of the Subordinated Indenture or subsequently incurred, other than (w) any securities issued under the Subordinated Indenture (including Subordinated Notes), (x) all other unsecured and subordinated indebtedness of Citicorp, and all other unsecured and subordinated guarantees by Citicorp of indebtedness of other Persons, (y) all obligations incurred or assumed by Citicorp in the ordinary course of business in connection with the obtaining of materials or services, and all obligations of Citicorp in respect of any guarantees of such obligations of subsidiaries of Citicorp (provided that obligations described in this clause (y) shall not include traveler's checks or other unsubordinated financial instruments) and (z) any other obligations as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not Senior Indebtedness. (Subordinated Indenture ss.101). Neither Indenture limits the issuance of additional Senior Indebtedness.

      Because Citicorp is a holding company, its rights and the rights of its creditors, including the holders of the Notes, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Citicorp may itself be a creditor with recognized claims against the subsidiary.

Governing Law

      Each Indenture, the Notes and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Indentures ss.113).

Concerning the Trustees

      United States Trust Company of New York, the Senior Trustee, has its principal corporate trust office at 114 West 47th Street, New York, New York 10036 and is also trustee under other Citicorp indentures under which unsecured debt securities are currently outstanding.

      The Chase Manhattan Bank (formerly known as Chemical Bank), the Subordinated Trustee, has its principal corporate trust office at 450 West 33rd Street, New York, New York 10001, and is also trustee under other indentures under which subordinated unsecured debt securities issued or guaranteed by Citicorp are currently outstanding.

      Citicorp or its affiliates maintain certain accounts and other banking relationships with the Trustees and their respective affiliates.

Limitations on Issuance of Euro-Notes

      In compliance with United States federal tax laws and regulations, Euro-Notes may not be offered or sold during the restricted period (as defined below) in the United States or its possessions or to a United

States person (each as defined below) other than an exempt purchaser (as defined below). Furthermore, in compliance with such federal tax laws and regulations, Euro-Notes may not be delivered, in connection with the sale thereof during the restricted period, in definitive form within the United States or its possessions.

      Citicorp will not offer or sell Euro-Notes during the restricted period to a person who is within the United States or its possessions or to a United States person other than an exempt purchaser, and any underwriter, agent and dealer participating in the offering of Euro-Notes must covenant that: (i) it has not and will not offer or sell the Euro-Notes during the restricted period to a person who is within the United States or its possessions or to a United States person other than an exempt purchaser; (ii) it has in effect, in connection with the offer and sale of the Euro-Notes during the restricted period, procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling the Euro-Notes are aware that the Euro-Notes cannot be offered or sold during the restricted period to a person who is within the United States or its possessions or who is a United States person (other than an exempt purchaser); (iii) it will not permit any affiliate (within the meaning of Section 1.163-5(c)(2)(i)(D)(4)(iii) of the regulations issued under the Internal Revenue Code (the "Treasury Regulations")) to acquire any Euro-Note for the purpose of offering or selling it during the restricted period unless such affiliate provides it (for the benefit of Citicorp) with the covenants contained in this paragraph; (iv) it will not deliver any Euro-Notes, in connection with the sale thereof during the restricted period, in definitive form within the United States or its possessions; (v) it will not enter into any written contract with another distributor (within the meaning of Section 1.163-5(c)(2)(i)(D)(4) of the Treasury Regulations) to offer or sell the Euro-Notes during the restricted period unless such distributor provides it (for the benefit of Citicorp) with the covenants contained in this paragraph; and
(vi) if it is a United States person, it is acquiring the Euro-Notes for purposes of resale in connection with their original issuance and if it retains the Euro-Notes for its own account, it will only do so in accordance with the requirements of Section 1.163-5(c)(2)(i)(D)(6) of the Treasury Regulations.

      For purposes of the selling restrictions described in this section, an offer or sale will be considered to be made to a person who is within the United States or its possessions if the offeror or seller of the Euro-Notes has an address within the United States or its possessions for the offeree or buyer of the Euro-Notes with respect to the offer or sale. Bearer Notes and any coupons appertaining thereto (including Euro-Notes in permanent global form exchangeable for Bearer Notes) will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

      As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, "United States" means the United States of America (including the States and the District of Columbia) and "possessions" of the United States include Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands, "restricted period" means with respect to a Note, the period beginning on the earlier of the closing date or the first date on which the Note is offered to persons other than distributors and ending on the expiration of the 40-day period beginning on such date, except that, notwithstanding the foregoing, any offer or sale of the Notes by Citicorp or a distributor shall be deemed to be made during the restricted period if Citicorp or the distributor holds the Note as part of an unsold allotment or subscription, and "exempt purchaser" means (A) an exempt distributor (as defined in Section 1.163-5(c)(2)(i)(D)(5) of the Treasury Regulations) that covenants that it is buying the Euro-Notes for the purpose of resale in connection with the original issuance thereof, and that if it retains the Euro-Notes for its own account, it will do so only in accordance with the requirements of Section 1.163-5(c)(2)(i)(D)(6) of the Treasury Regulations; (B) an international organization described in Section 7701(a)(18) of the

Internal Revenue Code; (C) a foreign central bank (as defined in Section 895 of the Internal Revenue Code and the Treasury Regulations thereunder); (D) a foreign branch of a United States financial institution as described in Section 1.163-5(c)(2)(i)(D)(6)(i) of the Treasury Regulations; and (E) a United States person who acquires the Euro-Notes through the foreign branch of a United States financial institution and who holds the Euro-Notes through such financial institution. Notwithstanding the foregoing, however, (i) a person described in
(A) of this paragraph will not be considered an exempt purchaser with respect to offers to a non-United States office of such person; (ii) a person described in
(B) or (C) of this paragraph will not be considered an international organization or a foreign central bank, as the case may be, with respect to offers that are not made directly and specifically to such person; (iii) a person described in (E) of this paragraph will be considered an exempt purchaser only with respect to sales of the Euro-Notes; and (iv) a person described in (D) or (E) of this paragraph will not be considered an exempt purchaser unless the financial institution holding the Euro-Note provides a certificate to Citicorp or the distributor selling the Euro-Note stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the Treasury Regulations thereunder.


                             FOREIGN CURRENCY RISKS

General

      Notes may be denominated in such foreign currencies or currency units as may be designated by Citicorp at the time of offering (the "Foreign Currency Securities").

      PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY SECURITIES. FOREIGN CURRENCY SECURITIES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

      The information set forth below is directed to prospective purchasers of Foreign Currency Securities who are United States residents, and Citicorp disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of a Foreign Currency Security or the receipt of payments of principal of and any premium and interest on a Foreign Currency Security. Such persons should consult their own legal advisors with regard to such matters.

Exchange Rates and Exchange Controls

      An investment in Foreign Currency Securities entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the U.S. dollar and the relevant foreign currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events over which Citicorp has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile, and significant volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Security. Changes in the exchange rate of the relevant foreign currency applicable to a Foreign Currency Security against the U.S. dollar would generally result in changes in the U.S. dollar-equivalent market value of the Security.

                              PLAN OF DISTRIBUTION

      Securities may be offered and sold by any of three means of distribution:
(1) through agents, (2) through underwriters or dealers or (3) directly to one or more purchasers. Such underwriters, dealers or agents may be affiliates of Citicorp, and offers and sales of Securities may include secondary market transactions by affiliates of Citicorp. The applicable Prospectus Supplement will set forth the terms of the offering to which such Prospectus Supplement relates, including the name or names of any underwriters or agents, the public offering or purchase price, the net proceeds to Citicorp from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents, and the securities exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange. Direct sales may be made on a national securities exchange or otherwise.

      The Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If so indicated in the applicable Prospectus Supplement, Citicorp will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from Citicorp pursuant to Delayed Delivery Contracts providing for payment and delivery at a future date.

      Each underwriter and agent participating in the distribution of any Euro-Notes will agree that it will not offer, sell or deliver, directly or indirectly, such Notes, in connection with the sale thereof during the restricted period, in the United States or to United States persons, with certain limited exceptions. See "Limitations on Issuance of Euro-Notes."

      Any underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), of the Securities so offered and sold and any discounts or commissions received by them and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, agents and their controlling persons may be entitled, under agreements entered into with Citicorp, to indemnification by Citicorp against certain civil liabilities, including liabilities under the Securities Act.

      This Prospectus and related Prospectus Supplements may be used by direct or indirect subsidiaries of Citicorp in connection with offers and sales related to secondary market transactions. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

      The participation of an affiliate or subsidiary of Citicorp in the offer and sale of the Securities will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an affiliate. No NASD member participating in offers and sales will execute a transaction in the Securities in a discretionary account without the prior written specific approval of the member's customer.

      Underwriters, agents or their controlling persons may engage in transactions with and perform services for Citicorp in the ordinary course of business.

                             VALIDITY OF SECURITIES

      The validity of the Securities will be passed upon for Citicorp by Stephen
E. Dietz, as an AssociateGeneral Counsel of Citibank. Mr. Dietz owns or has the right to acquire a number of shares of Common Stock of Citicorp equal to less than 0.01% of the outstanding Common Stock of Citicorp.

                                     EXPERTS

      The consolidated financial statements of Citicorp and subsidiaries included in Citicorp's Annual Report and Form 10-K for 1996 have been incorporated herein by reference in reliance upon the report set forth therein of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements refers to the fact that in 1994 Citicorp adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


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